Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-107109) pertaining to the Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan of our reports dated February 25, 2005, with respect to the consolidated financial statements of MRV Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, MRV Communications, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MRV Communications, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Woodland Hills, California
October 26, 2005